Exhibit 21.1

Subsidiaries of VMware, Inc.

SUBSIDIARIES	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
VMware France, SARL	France
Dunes Technologies, Inc.	Delaware
Dunes Technologies S.A.	Switzerland
Propero Limited	U.K.
VMware Australia Pty Ltd	Australia
VMware Bermuda Limited	Ireland
VMware Bulgaria EAD	Bulgaria
VMware Canada Inc.	Canada
VMware Denmark ApS	Denmark
VMware Germany GmbH	Germany
VMware Global, Inc.	Delaware
VMware Global (Germany)	Germany
VMware International Limited	Ireland
VMware Italy S.r.l.	Italy
VMware Singapore Pte Ltd.	Singapore
VMware Software India Private Limited	India
VMware Sweden AB	Sweden
VMware UK Limited	U.K.
VMware, K.K.	Japan